Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yongye International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-150949, 333-159892 and 333-163388) on Form S-3 of Yongye International, Inc. of our report dated March 15, 2010, with respect to the consolidated balance sheet of Yongye International, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year then ended, which report appears in the December 31, 2009 annual report on Form 10-K of Yongye International, Inc.

Hong Kong, China
March 15, 2010